Exhibit 10.1

SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of August 18, 2015, by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and ELEVEN BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of January 14, 2010, as amended by that certain First Amendment to Lease dated as of November 30, 2013 (“First Amendment”), and as further amended by that certain letter agreement dated as of February 28, 2015 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises containing approximately 11,022 rentable square feet (the “Premises”), in a building located at 215 First Street, Cambridge, Massachusetts. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    The Base Term of the Lease is scheduled to expire on January 31, 2016.
C.     Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, extend the Base Term of the Lease through April 30, 2018 (the “Second Amendment Expiration Date”).
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.
Extension of Term. Notwithstanding anything to the contrary contained in the Lease, the Term of the Lease is hereby extended through the Second Amendment Expiration Date. Tenant shall continue to accept the Premises in its then-current “as-is” condition as of February 1, 2016, and Landlord shall have no obligation to perform any improvements or to provide any allowances for improvements during the Term as extended pursuant to this Section 1. As of the date of this Second Amendment, Section 35 of the Lease (as amended by Section 8 of the First Amendment) is deleted in its entirety and is null and void and of no further force or effect and Tenant shall have no right to extend the Term of the Lease beyond the Second Amendment Expiration Date.

2.
Base Rent. Tenant shall continue paying Base Rent as provided in the Lease through January 31, 2016. Commencing (i) on February 1, 2016, through January 31, 2017, Tenant shall pay Base Rent in the amount of $60.00 per rentable square foot of the Premises per year, (ii) on February 1, 2017, through January 31, 2018, Tenant shall pay Base Rent in the amount of $61.00 per rentable square foot of the Premises per year, and (iii) on February 1, 2018, through the Second Amendment Expiration Date, Tenant shall pay Base Rent in the amount of $62.00 per rentable square foot of the Premises per year.

3.
Parking. Landlord shall use reasonable efforts to make the parking spaces at the Binney Parking Garage (as defined below) available to Tenant on or before February 1, 2017; provided, however, that if Landlord fails to timely make the parking spaces at the Binney Parking Garage available, such failure shall in no event constitute a default by Landlord under the Lease and Landlord shall not be liable to Tenant for any loss or damage in connection therewith. As of the date that Landlord does make available to Tenant parking spaces in the Binney Parking Garage (the “Binney Garage Commencement Date”), Section 8 of the Lease shall be deleted in its entirety and replaced with the following:

“8.     Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 15 below) and the exercise by Landlord of its rights hereunder, Landlord shall make available to Tenant at then-current market rates from time to time a license for 11 parking spaces in the parking garage serving 50-60 Binney Street (the “Binney Parking Garage”), all of such parking spaces to be on a non-reserved basis. In addition to the monthly rates payable by Tenant for such parking spaces pursuant to the immediately preceding sentence, Tenant shall also be required to pay Tenant’s pro rata share of the Binney Garage Operating Expenses (as defined below). Neither Landlord nor the owner of the Binney Parking Garage (“Binney Garage Owner”) shall be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

Tenant shall also pay, commencing on the Binney Garage Commencement Date, and continuing thereafter on the first day of each month of the Term (and in addition to the parking charges provided for in the immediately preceding paragraph), Tenant’s pro rata share of the Binney Garage Operating Expenses (as defined below) incurred by the Binney Garage Owner with respect to the Binney Parking Garage. Tenant’s pro rata share of the Binney Parking Garage shall be 1.22%. As used herein, “Binney Garage Operating Expenses” shall mean all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by the Binney Garage Owner with respect to the Binney Parking Garage, but excluding, as applicable to the Binney Parking Garage, the exclusions enumerated in clauses (a) through (u) of Section 4(a) of the Lease with respect to Project Operating Expenses. Landlord shall deliver (or cause to be delivered to Tenant) a written estimate of Binney Garage Operating Expenses for each calendar year during the Term (the “Binney Annual Estimate”), which Binney Annual Estimate may be revised by the Binney Garage Owner from time to time during such calendar year.
Tenant shall, at Tenant’s sole expense, for so long as the Parking and Traffic Demand Management Plan dated February 9, 2010 (revised April 15, 2010), as approved by the City of Cambridge on April 22, 2010, including the conditions set forth in such approval (as amended from time to time, the “PTDM”), remains applicable to the Project, comply with the PTDM as applicable to the Project, including without limitation, (i) offer to subsidize mass transit monthly passes for all of its employees who work in the Premises in accordance with the terms set forth in the PTDM; (ii) implement a Commuter Choice Program and the MBTA’s Corporate Pass Plan; (iii) discourage single-occupant vehicle (“SOV”) use by its employees; (iv) promote alternative modes of transportation and use of alternative work hours; (v) at Landlord’s request, meet with Landlord and/or its representatives no more frequently than quarterly to discuss transportation programs and initiatives; (vi) participate in annual surveys, monitoring transportation programs and initiatives at the Project, and, without limitation, achieve a sixty (60%) percent response rate for patron surveys; (vii) cooperate with Landlord in connection with transportation programs and initiatives promulgated pursuant to the PTDM; (viii) provide alternative work programs (such as telecommuting, flex-time and compressed work weeks) to its employees in order to reduce traffic impacts in Cambridge during peak commuter hours; (ix) offer an emergency ride home (“ERH”) through the Charles River Transportation Management Association (“CRTMA”), or have its own ERH program, for all employees who commute by non-SOV mode at least 3 days a week and who are eligible to park in parking spaces in the Binney Parking Garage which Tenant is entitled to use pursuant to this first paragraph of this Section 8; (x) cooperate with the Cambridge Office of Workforce Development to expand employment opportunities for Cambridge residents; (xi) in the event that the single occupancy vehicle and traffic generation modal split limits of the PTDM are exceeded, charge each user of a parking space the market rate for parking in Kendall Square/East Cambridge therefor; (xii) comply with the requirements of any other Parking and Traffic Demand Management Plan to which Tenant may be a party from time to time; (xiii) designate an employee transportation coordinator for the Building; and (xiii) otherwise cooperate with Landlord in encouraging employees to seek alternate modes of transportation.”

4.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Transwestern/RBJ and Cushman & Wakefield. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker (other than the brokers named in this Section 4) claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

5.	Miscellaneous.
a.This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.This Second Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
c.This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.
d.Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.
[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.
TENANT:
ELEVEN BIOTHERAPEUTICS, INC.,
a Delaware corporation

By: /s/ Abbie Celniker
Its: CEO

LANDLORD:
ARE-MA REGION NO. 38, LLC,
a Delaware limited liability company
By:    Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS Corp., a Maryland corporation, general partner
By: /s/ Jackie Clem
Its: Senior Vice President